Exhibit 10.9

                        Pembroke Financial Partners, LLC
                         4550 Post Oak Place, Suite 119
                                Houston, TX 77027
                      Tel: 713/961-0534; Fax: 713/961-0574
                                   Member NASD



July 9, 2001

Mr. John Doherty
President
Protalex, Inc.
P.O. Box 30952
Albuquerque, NM 87190

PERSONAL AND CONFIDENTIAL

RE:  Letter Agreement

Dear John,

We are pleased to submit this Letter Agreement, which is based upon current market conditions, information provided about Protalex, Inc. (the Company) and other considerations, pursuant to which Pembroke Financial Partners, LLC (the "Placement Agent" or "Pembroke"), proposes to effect a "best efforts" private distribution of Common Stock of the Company ("the Offering") for a minimum of $675,000 to a maximum of $1,125,000. The Offering shall be made only to "Accredited Investors" as same is defined pursuant to Rule 501 of Regulation D of the SEC Act of 1933.

This letter is to set forth mutual understandings of the Placement Agent and the Company (the "parties") with regard to the proposed offering so that the parties may proceed in good faith with the completion of the necessary disclosure materials, such as private placement offering, business and financial plan and related documents.

1.   Amount of Private Offering: Approximately $675,000 to $1,125,000.

2. Term of the Offering: Unless the Offering is extended pursuant to SEC Rule 10b-9 and the offering documents are stickered accordingly to reflect the new termination date of the Offering, the Offering shall terminate 90 days from the date it initially becomes effective. The Company further agrees to be in compliance with SEC Rule 10b-9 in the event the terms of the offering are changed or otherwise amended; further, the Company shall take all reasonable steps appropriate in order for the Placement Agent to reasonably insure the Company's compliance with SEC Rule 10b-9.

3.   Pre-Offering  Capitalization:  The  Offering  is a "best  efforts"  private placement and is based on the  understanding  that no more than  10,846,935 shares of Common Stock of the Company are issued with 10,608,435 outstanding (calculated on a fully diluted basis) along with an additional 238,500 shares of Common Stock of the Company held in the treasury as of the effective date of this proposed Offering; subject to the changes that are approved in advance by the Placement Agent.

4. The Offering Price: Subject to market and other conditions at the time of the private offering, we estimate that the shares will be offered at a price per share of $1.15 to $1.50, or such other price as is agreed to by the parties.

5. Registration Rights: The Company agrees to file with the SEC and use reasonable best efforts to cause to become effective a registration statement registering for resale the shares included in this Offering within 90 days of the closing of this Offering.

6. Escrow Account: All investor funds received pursuant to the proposed Offering shall be made payable to the Escrow Account. All investor funds (checks or bank wire) received by the Company or Placement Agent pursuant to the proposed Offering shall immediately be delivered to an Escrow Account at Wells Fargo Bank New Mexico in Albuquerque, New Mexico established exclusively for this Offering. Any checks made payable to the Company shall be immediately endorsed by the Company direct to the appropriate Escrow Account and forward same to the appropriate Escrow Account for Deposit. In the case of a bank wire made payable to the company instead of to the appropriate Escrow Account, such transaction shall be returned to sender with correct wire transfer instructions. The Placement Agent on behalf of the Company shall notice any prospective investor, or customer of the error in payment on the check and direct the investor/customer to make all payments to the appropriate Escrow Account.

          Pursuant to SEC Rule 15c2-4, all investor funds held in the Escrow Account received in accordance with the proposed Offering shall be released to the Company only after all contingencies specified in the proposed Offering have been met. Further, all investor funds will be promptly returned to the purchasers in the event the minimum offering is not reached by the termination date of the Offering. The Offering shall be terminated in accordance with the provisions of SEC Rule 10b-9, unless the Offering is otherwise extended, prior to the termination date, by express written consent of all purchasers as of the date of termination. Further, any requests for permission to extend which shall be given to purchasers, shall also include the ability for the investor to terminate his/her purchase of the Offering and to receive a refund of his/her investment.

7. Placement Agent's Compensation: Placement Agent discounts and commissions (the "spread") shall be zero percent (0%) of the aggregate Offering Price. Thus none of the proceeds of the Offering shall be payable to Placement Agent as a commission or fee. However, the Company shall pay the Placement Agent for all out of pocket expenses incurred in connect with this Offering. The Company's obligation to reimburse all reasonable out of pocket expenses is due on demand by the Placement Agent without regard to the success or failure of the closing of the Offering. In no case shall these expenses exceed $15,000 without prior approval of the Company; such approval will not be unreasonably withheld.

8.   Placement  Agent's  Warrants:  The Company  shall  deliver to the Placement
     Agent at both the initial and final closing of the Offering (the "Closings"), warrants ("Placement Agent Warrants") to purchase Common Stock of the Company in an amount equal to ten percent (10%) of the Shares in the Offering. The Placement Agent's Warrants shall be exercisable for a period of ten years commencing on the date of the final closing of the Offering (the "Effective Date") and shall be exercisable at a price equal to the offering price of the Shares. Such Placement Agent's Warrants shall contain customary anti-dilution provisions satisfactory to the Placement Agent, including capital structure and price protection anti-dilution for issuance of Common Stock or Common Stock equivalents at a price per share less than the offering price (excluding common stock and stock options currently outstanding or issued, and an agreed upon number of Employee Stock Option Plans shares). The Placement Agent's Warrants shall be transferable to the extent permitted by the NASD (National Association of Securities Dealers)
     and applicable State Law. Subject to SEC (Securities and Exchange Commission) and NASD approval, if required, the Placement Agent's Warrants shall include a net exercise provision (the "Net Exercise Provision") permitting the holder(s) to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price. At such time the Company shall file a new Registration Statement, it shall afford the holders of the Placement Agent's Warrants and the underlying Common Stock an opportunity to include the underlying Common Stock in any such registration statement or amendments, unless all of such underlying Common Stock held by the holder(s) can be sold under Rule 144 during a three-month period without registration through the use of the Net Exercise Provision. In addition, at any time after the Effective Date and within the following ten year period, the holders of a majority of the Placement Agent's Warrants shall have the right to require the Company at the Company's expense, including expenses in connection with blue sky qualifications, to prepare and file one registration statement so as to permit the public offering of the Common Stock underlying the Placement Agent's Warrants, unless all of such underlying Common Stock can be sold under Rule 144 during a three month period without Registration through the use of the Net Exercise Provision. The Company shall keep such registration statement current until at least the earlier of (a) the date that all Common stock underlying the Placement Agent's Warrants and included in the registration statement has been sold, or (b) expiration of one hundred and twenty (120) days from the effective date of the registration statement.

9. Expenses: The Company shall pay directly: (i) all expenses (including listing fees, if necessary, filing fees to the National Association of Securities Dealers, transfer taxes, if any, and fees of its counsel) in connection with the delivery to the Placement Agent of the offering documents in connection with the Offering; (ii) all expenses in connection with the preparation, printing, filing, delivering and shipping of the Offering and Disclosure Statement and any amendments or supplements thereto, (including all exhibits thereto), each preliminary and the final Offering and Disclosure Statement and any amendments or supplements thereto, and any Placement Agent related documents, if any; and (iii) filing fees and expenses including counsel fees, incurred by the Placement Agent in connection with the qualification of the Common Stock for offering and sale by the Placement Agent or by dealers under the securities of Blue Sky Laws of the states which the Placement Agent shall designate. Such expenses as incurred and set forth above shall be paid by the Company irrespective of the closing of the Offering.

10. Conditions Representations and Covenants: The Company represents, warrants and further covenants that:

a) The Company represents that it has filed an audited 10-KSB for the fiscal year ended May 31, 2000 and the latest quarterly or other interim financial statements as may be required pursuant to SEC rules. The Financial statements fairly reflect the financial condition of the Company and the results of its operations at a time and for the periods covered by such financial statements in accordance with GAAP and SEC rules, and such statements will be substantially as heretofore represented to the Placement Agent.
b) The Company does not know of any facts adversely affecting its earnings or prospects, which have not been fully disclosed to the Placement Agent as of initial filing or delivery and up to the effective date of the Offering and Disclosure Statement.
c) The Company shall prepare, execute and file where required a mutually agreed upon Offering and Disclosure Statement for the private placement of shares to accredited investors only.
d) The Company has prepared and delivered to the Placement Agent its most recent financial statements and projections constituting its best estimate of revenues, loss and cash flow and agrees to update those estimates on a monthly basis to the date of the Offering and Disclosure Statement, identifying uses of the proceeds to be received in the Offering reasonably acceptable to the Placement Agent.
e) Prior to the effective date of the Offering and Disclosure Statement, except as approved by the Placement Agent, the Company will not incur any material obligations or transactions other than in the ordinary course of business and that shall not be any material adverse changes in condition, business, prospects or management of the Company.
f) The Company agrees to provide Pembroke with the right of first refusal on any subsequent private and or public offering of securities for a period of 5 years subsequent to the Effective Date of the Offering. Any such Private or Public Secondary Offerings will be pursuant to an underwriting agreement consistent with those typically employed by major bracket underwriters, and the transaction fee will, be consistent with the gross spreads charged by major bracket underwriters for recent similar Public and Private Offerings.
g) The Company at the recommendation of the Placement Agent will hire the appropriate legal and financial counsel that will assist the Company in the normal preparation of the required documents for the underwriting, as deemed necessary. Said counsel must have a track record of having done numerous underwritings and have sufficient support staff to support the underwriting.
h) In the event that the Company becomes party to another transaction arising out of or in connection with the Placement Agent as financial advisor, the Company agrees to pay the Placement Agent a fee consistent with the market for such services as provided by nationally recognized investment banking firms.
i) The Company will make best efforts to meet the agreed upon operational goals as outlined in the Offering and Disclosure Statement.

11. Legally Binding: In addition to the provision of Paragraphs 4 and 6, the Company and the Placement Agent agree that the following provisions shall be legally binding on the Company.

a) The Company acknowledges its responsibility for the specified expense items set for the in the enumerated paragraphs 7 and 9 above without regards to the closing of the Offering.
b) In the event that the contemplated Offering is abandoned by the Company, or if there is a material adverse change in the Company's business, financial condition, results of operations or prospects, or if the Placement Agent discovers, in the course of its due diligence, material facts or circumstances which render the contemplated Offering impracticable, then in any of such events, the Company shall reimburse the Placement Agent for all its out-of-pocket expenses incurred in connection with this Offering, including but not limited to, the fees of Placement Agent's Counsel.
c) In addition, if prior to the Effective Date of the Offering, the Company is acquired, merges, sells all or substantially all of its assets or otherwise effects a corporate reorganization with any other entity that as a result, the Offering contemplated hereby is abandoned by the Company, the Placement Agent shall be entitled to receive from the Company a cash fee upon completion of such transaction of $50,000; such cash fee shall be in addition to payment for expenses and fees as discussed in paragraphs 7 and 9 above. In addition, the Placement Agent shall also be entitled to all Placement Agent Warrants that would have been delivered as discussed in paragraph 8 above.
d) Following execution of this letter, the parties will cause their officers, employees, counsel, agents, accounts, and other representatives working on the Offering to cooperate with each other with respect to the Offering until the Offering is consummated or negotiations with respect thereto are terminated.
e) Following execution of this document, until the Offering is consummated or negotiations with respect thereto are terminated, the Company will afford to the offerees, employees, counsel, agents, and accounts of the Placement Agent working on the Offering free and full access to its plants, properties, books and records, will permit them to make extracts from and make copies of such books and records, and will from time to time furnish that with such additional financial operating data and other information as to its financial condition, results of operations, business, properties, assets, liabilities or future prospects as they from time to time may request. The Company will cause its independent certified public accounts to make available to the Placement Agent the work papers relating to any audit of its financial statements in the last two years.

If the foregoing correctly sets forth our understanding, kindly sign at the place indicated below and return an executed copy of this Letter Agreement.

Sincerely,


BY: PEMBROKE FINANCIAL PARTNERS, LTD



William M. Hitchcock                                 James Alan Townsend
--------------------                                 -------------------
William M. Hitchcock                                 James Alan Townsend
Managing Partner                                     Managing Partner



         ACCEPTED AND AGREED TO:

By:      Protalex, Inc.


         John E. Doherty
         ---------------
         John E. Doherty, President